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                                                                      Exhibit 23

ACCOUNTANTS' CONSENT AND REPORT
           ON CONSOLIDATED SCHEDULE

To the Board of Directors and Stockholders
Allergan, Inc.:

The audits referred to in our report dated January 22, 2002, except as to note 2, which is as of June 29, 2002, and the second paragraph of note 15, which is as of November 4, 2002, included the related financial statement schedule as of December 31, 2001, and for each of the years in the three-year period ended December 31, 2001, included in the Form 8-K dated December 18, 2002 of Allergan, Inc. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to the incorporation by reference of our reports, dated January 22, 2002, except as to note 2, which is as of June 29, 2002, and the second paragraph of note 15, which is as of November 4, 2002, in the Company's Registration Statements on Form S-8 (Nos. 33-29527, 33-29528, 33-44770, 33-48908, 33-66874, 333-09091, 333-04859, 333-25891, 333-43580, 333-43584,
333-64559, 333-70407, 333-94155, 333-94157 and 333-65176) and Registration
Statements on Form S-3 (Nos. 33-55061, 33-69746, 333-50524 and 333-99219), which reports appear in the Form 8-K dated December 18, 2002 of Allergan, Inc.

/s/  KPMG LLP

Costa Mesa, California
December 18, 2002